NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 23, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 9, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Ceridian Corporation and Foundation Merger Sub, Inc., a wholly owned subsidiary of Foundation Holdings, Inc., which is owned jointly by private equity funds of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. became effective on November 9, 2007. Each share of Common stock of Ceridian Corporation was converted into $36.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 9, 2007.